UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF

THE SECURITIES EXCHANGE ACT OF 1934

May 1, 2003 (April 25, 2003)
Date of Report (Date of earliest event reported)

PEOPLES ENERGY CORPORATION

(Exact name of registrant as specified in its charter)

Illinois	1-5540	36-2642766
(State or other jurisdiction of	(Commission	(I.R.S. Employer
incorporation or organization)	File Number)	Identification No.)

24th Floor, 130 East Randolph Drive, Chicago, Illinois	60601-6207
(Address of principal executive offices)	(Zip Code)
Registrant's telephone number, including area code	(312) 240-4000

None
(Former name or former address, if changed since last report)

Item 5. Other Events

On April 25, 2003, Peoples Energy Corporation issued a press release and held a webcast conference call to discuss financial results for the second quarter of fiscal year 2003 and updated its earnings guidance for fiscal year 2003. A complete copy of the press release has been furnished in a separate Current Report on Form 8-K under Item 9 and Item 12 filed April 25, 2003. A copy of the transcript of the conference call has been furnished in a separate Current Report on Form 8-K under Item 9 and Item 12 filed April 29, 2003. This Form 8-K only contains certain forward-looking statements that were disclosed in the press release or conference call.

Forward-looking statements contained in the press release and/or conference call on April 25, 2003:

  Assuming normal weather and average natural gas prices of $4.65 per MMbtu for the remainder of the year, Peoples Energy Corporation now estimates that fiscal 2003 earnings will be in the range of $2.85 to $2.95 per diluted share. This represents an increase from the company's previous guidance of $2.70 to $2.80 per diluted share and reflects the higher results posted by its diversified energy businesses as well as the positive impacts of colder-than-normal weather on a year-to-date-basis in its Gas Distribution business and lower interest expense.

  Thomas M. Patrick, Chairman, President and CEO stated "We are very encouraged by second quarter results as well as the outlook for the remainder of the fiscal year. Notably, every one of our business segments reported improved results compared to the year-ago period. Overall, these results confirm the success of our consistent strategy of enhancing our core utilities and prudently growing our diversified energy businesses. Based on the continuing strength of our performance, we are increasing our fiscal 2003 earnings estimate to $2.85 to $2.95 per share."

  Earnings for the second half of fiscal year 2003 will be adversely affected by several unusual items that benefited the second half of fiscal 2002 and which will not be repeated in 2003.

  Mr. Patrick also stated "Our Oil and Gas business will benefit significantly in fiscal 2003 from strong gas prices and the impact of the first quarter purchase of additional producing reserves in Texas."

  As previously announced, fiscal 2003 pension credits will decline $20 to $25 million compared to fiscal 2002 due primarily to the ongoing effects of lower pension plan returns and falling interest rates, as well as the inclusion in the year ago first quarter of a $6.7 million credit associated with a special retirement program.

  Peoples Energy's Midstream business expects to replicate in other nearby states the success it has had so far in expanding its wholesale gas supply services to Wisconsin and Michigan.

  Due to delays experienced by Peoples Energy Corporation's Valencia power project in New Mexico, capital investment will not occur before fiscal year 2004.

  The COB Energy Facility is expected to be constructed and operated until 2005.

  Management believes the reserve for uncollectible accounts in the Gas Distribution segment is adequate. However, the reserve remains an estimate and future adjustments could be required.

  The Retail Energy Services segment's focus remains on profitable gas and electric customer growth in northern Illinois and adjacent markets.

  For fiscal year 2003, diversified businesses in the aggregate are expected to contribute between $50 and $55 million to operating income.

  Most of Peoples Energy Corporation's refinancing plan is completed, and management expects that for fiscal year 2003 interest expense will decline by approximately $5 to $6 million from last year's level.

  Management estimates that Peoples Energy Corporation's capital spending for the fiscal year will total about $170 million, or approximately $30 million less than last year.

  Peoples Energy Corporation will work closely with Dominion Energy, Inc., its partner in Elwood Energy LLC, in responding to a request by Aquila, Inc. to restructure or terminate Aquila's contract with Elwood Energy.

  Mr. Patrick stated, "Overall, it was a strong quarter for us, and we feel very good at this point in the year about the prospects for fiscal 2003 and we are confident that we will deliver year over year earnings growth. As noted earlier in the call, our diversified businesses are on track to deliver over $50.0 million in operating income this year. Meanwhile, our core gas distribution business continues to provide solid returns and cash flows, and we continue to strengthen our balance sheet and pay a very attractive dividend."

  Mr. Patrick also stated, "Cash dividends are an integral part of shareholder return, and we remain committed to providing a strong dividend.

  Peoples Energy Corporation remains committed to providing a strong dividend.

  In fiscal year 2004, Peoples Energy Corporation expects to maintain the momentum it's been setting over the past year for additional acquisitions of oil and gas producing properties.

  In response to a question from an analyst during the webcast conference call, Mr. Patrick stated in part, "In terms of regulatory options for dealing with bad debt and pension credit declines, I mean there's no movement here in Illinois to target responses to individual issues like that and I don't know that we would be looking for that. I think on the question of bad debt we continue to believe first and foremost it's for us to deal with that."

  The utility subsidiaries continue to look for revenue generating opportunities and sources of efficiencies. The utilities do not foresee filing a petition with the Illinois Commerce Commission for an increase in rates for at least the next couple of years.

  In response to an analyst's question during the webcast conference call, Mr. Patrick stated that Peoples Energy Corporation's management does not expect that it would be necessary to record Elwood Energy's non-recourse debt on Peoples Energy Corporation's balance sheet in the event Aquila defaults in its contract with Elwood Energy. Mr. Patrick further stated that, "We believe [Elwood Energy has] enough revenue from the plant in any kind of worse case scenario to continue to service the debt and I guess that it would be our belief that the bondholders would allow us to go forward and do that. [The bondholders] would not have any reason to - given today's market especially - look for any other results."

  Peoples Energy Corporation expects that operating results will be better than expected in its Oil and Gas, Midstream Services, and Retail Energy Services segments for fiscal year 2003 due in part to lower than expected interest expense.

  Although Peoples Energy Corporation is not providing any earnings guidance for fiscal year 2004, management's goal is to grow earnings from fiscal 2003.

Forward-Looking Information. This Current Report on Form 8-K contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Actual results could differ materially from such expectations because of many uncertainties, including, but not limited to: adverse decisions in proceedings before the Commission concerning the prudence review of the utility subsidiaries' gas purchases; the future health of the United States and Illinois economies; the timing and extent of changes in interest rates and energy commodity prices, including but not limited to the effect of unusually high gas prices on cost of gas supplies, accounts receivable and the provision for uncollectible accounts and interest expense; adverse resolution of material litigation; business and competitive conditions resulting from deregulation and consolidation of the energy industry; effectiveness of the Company's risk management policies and the creditworthiness of customers and counterparties; regulatory developments in the United States, Illinois and other states where the Company does business; changes in the nature of the Company's competition resulting from industry consolidation, legislative change, regulatory change and other factors, as well as action taken by particular competitors; the Company's success in identifying diversified business segment projects on financially acceptable terms and generating earnings from projects in a reasonable time; operational factors affecting the Company's Gas Distribution, Power Generation and Oil and Gas Production segments; Aquila Inc.'s financial ability to perform under its power sales agreements with Elwood Energy LLC; drilling risks and the inherent uncertainty of oil and gas reserve estimates; weather related energy demand; and terrorist activities. Some of the uncertainties that may affect future results are discussed in more detail in Peoples Energy's filings under the Securities Exchange Act of 1934. All forward-looking statements included in this Current Report on Form 8-K are based upon information presently available, and Peoples Energy assumes no obligation to update any forward-looking statements.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

PEOPLES ENERGY CORPORATION
(Registrant)

May 1, 2003	By: /s/ THOMAS A. NARDI
(Date)	Thomas A. Nardi
Senior Vice President, Chief Financial Officer and Treasurer